United States securities and exchange commission logo





                          March 22, 2021

       John S. Fitzgerald
       Chief Executive Officer
       Magyar Bancorp, Inc.
       400 Somerset Street
       New Brunswick, NJ 08901

                                                        Re: Magyar Bancorp,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed March 15,
2021
                                                            File No. 333-254282

       Dear Mr. Fitzgerald:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Susan
Block at 202-551-3210 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance